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EXHIBIT 10.40


                              FIRST AMENDMENT TO
                  PLAN AND AGREEMENT FOR CORPORATE SEPARATION

             This FIRST AMENDMENT (this "Amendment"), dated effective June 14, 1999, amends that PLAN AND AGREEMENT FOR CORPORATE SEPARATION (the "Agreement") made effective March 31. 1999, among Capitol Communities Corporation, a Nevada corporation (hereinafter called the Corporation) and Charlie Corporation, a Nevada corporation (hereinafter called "Charlie").

                    1. Section 2.5 of the Agreement is hereby amended to provide as follows:

                       "2.5.  Conveyance of Certain CPCY Shares. K. L. Martin
                              ----------------------------------
                    ("Martin") and Joseph J. Lombardi ("Lombardi") each hold 16,667 shares of the common capital stock of the Corporation. In addition, certificates for 50,000 shares of the common capital stock of the Corporation (the "NonVestcd Shares") are held in the name of each of Martin and Lombardi and are not vested in either Martin or Lombard[ The Corporation and Martin entered into a Stock Option Agreement dated as of April 30, 1998 (the "Martin Option Agreement"), pursuant to which Martin was given the option to acquire shares of stock of the Corporation as provided therein, though Martin has not exercised any rights pursuant to the Martin Option Agreement. The Corporation and Lombardi entered into a Stock Option Agreement dated as of April 30, 1998 (the "Lombardi Option Agreement"), pursuant to which Lombardi was given the option to acquire shares of stock of the Corporation as provided therein, though Lombardi has not exercised any rights pursuant to the Lombardi Option Agreement. Both Lombardi and Martin were employees of Resorts or one of their subsidiaries. As of the effective date of this Agreement, Resorts (through its subsidiary, Capitol Club, has terminated Lombardi and Martin as its employees pursuant to its employment agreements with Lombardi and Martin. Therefore, the Martin Option Agreement and the Lombardi Option Agreement have terminated by their terms and the NonVested Shares have been forfeited to the Corporation. Resorts and the Corporation have entered into a Settlement Agreement and Mutual Release with each of Martin and Lombardi, copies of which are marked Exhibits "A-1" and "A-2" respectively (the "Settlement Agreements"). The Corporation agrees to pay to each of Martin and Lombardi the Initial Settlement Payment in the amount of $10,000.00 and issue to each of Martin and Lombardi 6,666 shares of the Corporation as provided in Section 4 of each of the Settlement Agreements. One or before June 30, 1999, Resorts shall reimburse to the Corporation the total sum of $10,000 of those payments made by the Corporation to Martin and Lombardi. Resorts covenants to be solely responsible for all other obligations to Martin and Lombardi pursuant to the Settlement Agreements and shall indemnify the Corporation from and such continuing obligations pursuant to the Settlement Agreements."

FIRST AMENDMENT TO AGREEMENT FOR CORPORATE SEPARATION/PAGE 1
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   2. Except as set forth herein, all other terms of the Agreement are hereby affirmed.

             In witness whereof the parties have executed this Agreement the day and year first above written.



                                         CAPITOL COMMUNITIES CORPORATION


                                         By: /s/ Michael G. Todd
                                                 President

                                         CHARLIE CORPORATION

                                         By: /s/ Herbert E. Russell
                                                 President

FIRST AMENDMENT TO AGREEMENT FOR CORPORATE SEPARATION/PAGE 2